                                                                EXHIBIT 11

                     AIR & WATER TECHNOLOGIES CORPORATION
                       COMPUTATION OF PER SHARE EARNINGS

                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              1997       1996      1995
                                              ----       ----      ----
PRIMARY EARNINGS (LOSS) PER SHARE:
 1. Loss from continuing operations........ $ (51,827) $(11,056) $(13,247)
 2. Less preferred dividends (2)...........    (3,300)   (3,300)   (3,300)
 3. Loss from continuing operations
 applicable to common  stockholders........   (55,127)  (14,356)  (16,547)
 4. Income (loss) from discontinued
 operations................................  (108,754)    5,788     5,262
 5. Net loss applicable to common
 stockholders.............................. $(163,881) $ (8,568) $(11,285)
 6. Weighted average shares outstanding....    32,019    32,018    32,018
 7. Loss per share from continuing
 operations (3/6).......................... $   (1.72) $   (.45) $   (.52)
 8. Income (loss) per share from
 discontinued operations (4/6).............     (3.40)      .18       .17
 9. Net loss per share..................... $   (5.12) $   (.27) $   (.35)
FULLY DILUTED EARNINGS (LOSS) PER SHARE
 (1):
10. Line 3. above.......................... $ (55,127) $(14,356) $(16,547)
11. Add back preferred dividends...........     3,300     3,300     3,300
12. Add back interest, on assumed
 conversion of the Company's 8%
  Convertible Debentures...................     9,200     9,200     9,200
13. Loss from continuing operations........   (42,627)   (1,856)   (4,047)
14. Income (loss) from discontinued
 operations................................  (108,754)    5,788     5,262
15. Net income (loss)...................... $(151,381) $  3,932  $  1,215
16. Weighted average shares outstanding
 (Line 6)..................................    32,019    32,018    32,018
17. Add additional shares issuable upon
 assumed conversion of preferred  shares
 from date of issuance.....................     4,800     4,800     4,800
18. Add additional shares issuable upon
 assumed conversion of the  Company's 8%
 Convertible Debentures....................     3,833     3,833     3,833
19. Adjusted weighted average shares
 outstanding...............................    40,652    40,651    40,651
20. Loss per share from continuing
 operations (13/19)........................ $   (1.05) $   (.05) $   (.10)
21. Income (loss) per share from
 discontinued operations (14/19)...........     (2.67)      .15       .13
22. Net income (loss) per share ........... $   (3.72) $    .10  $    .03

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(1) Fully diluted earnings (loss) per share are not presented as the assumed conversion of the Company's 8% Convertible Debentures is anti-dilutive.

(2) Includes preferred stock dividends in arrears of $1,100 from July 1, 1997 through October 31, 1997.